EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made and entered as of this 6TH day of NOVEMBER, 1998 ("Effective Date"), by and between V-ONE Corporation, a Delaware corporation with its principal executive offices at 20250 Century Blvd, Suite 300, Germantown, Maryland 20874 ("Company"), and CHARLES B. GRIFFIS , an individual residing at 13010 BOSWELL COURT, POTOMAC, MARYLAND 20854 ("Employee");

         WHEREAS, the Company wishes to assure itself of the services of Employee, and Employee is willing to serve in the employ of the Company on a full-time basis;

         WHEREAS, the Company and Employee desire to set forth the amounts payable and benefits to be provided by the Company to Employee in the event of a termination of Employee's employment with the Company under the circumstances set forth herein, including after the happening of a Change in Control (as defined herein); and

         WHEREAS, the parties intend that the provisions of this Agreement shall be in lieu of Employee's right to make any claim or demand with respect to any presently existing or prospectively adopted severance policy of the Company;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. The Company agrees to continue Employee in its employ, and Employee agrees to remain in the employ of the Company, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.

         2. POSITION AND RESPONSIBILITIES.

         The Company employs Employee, and Employee agrees to serve, as SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER of the Company on the conditions hereinafter set forth. Employee agrees to perform such services consistent with his position as SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER as shall from time to time be assigned to him by the Company's Board of Directors ("Board") or by an executive designated by the Board.

         3.       TERM AND DUTIES.

         (a) TERM. The term of this employment agreement shall commence on November 1, 1998 and terminate on October 31, 1999, subject to automatic renewal for successive one-year terms unless either party shall have notified the other in writing not less than 180 days prior to the then current expiration date of this Agreement of such party's determination not to renew this Agreement.

         (b) The Company shall have the right, on written notice to you,

                  (i) to terminate your employment immediately at any time for Just Cause, as defined in Paragraph 6e.

                  (ii) to terminate your employment at any time on or after November 1, 1999, or to not renew the Agreement at any time, without cause provided the Company shall be obligated in either case to pay to you severance pay as specified in Paragraph 7.

         (c) DUTIES. During the period of his employment hereunder by the Company and except for illness, reasonable vacation periods having an aggregate duration of not less than that provided pursuant to the Company's practices in effect on the Effective Date, and reasonable leaves of absence, Employee shall devote all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder.

         (d) HEADQUARTERS LOCATION. The Company agrees to maintain Employee's offices within Montgomery County in the State of Maryland ("Base Employment Area").

         4. COMPENSATION, STOCK OPTIONS, REIMBURSEMENT OF EXPENSES, AND RELOCATION.

         (a) COMPENSATION. The Company shall pay to you for the services to be rendered hereunder a base salary at an annual rate of $150,000, subject to increase, in accordance with the policies of the Company from time to time, payable in installments in accordance with Company policy, but in no event less frequently than monthly.

                  (i) The Company will review the base salary from time to time, no less frequently than annually, and may in its sole discretion adjust the base salary upward but not downward, to reflect performance, appropriate industry guideline data and other factors.

                  (ii) If certain performance goals reasonably established from time to time by the Company are met, you will be entitled to a cash performance bonus of 50% of base salary, with respect to each fiscal year. The amount of such bonus percentage may be increased but not decreased by the Company. Performance in excess of 100% of plan objectives will be rewarded at an incrementally higher percentage. Metrics will also be reasonably established to measure and compensate appropriately for performance below the plan goals.

         (b) REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Employee, in accordance with such polices and procedures as the Board may establish from time to time, for all reasonable travel and other expenses incurred by Employee in the performance of his obligations under this Agreement.

         5. PARTICIPATION IN BENEFIT PLANS. The payments provided for in this Agreement, except where specifically provided otherwise, are in addition to any other benefits to which Employee may be, or may become, entitled under any of the Company's group hospitalization, health, dental, care, and/or sick-leave plans; life, other insurance and/or death benefit plans; travel and/or accident insurance plans; deferred compensation plans; capital accumulation programs;


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

restricted income and/or stock purchase plans; stock option plans; retirement income and/or pension plans; supplemental pension plans; excess benefit plans; short- and long-term disability programs; and other present and future group employee benefit plans and programs for which Company executives are or shall become eligible. Employee shall be eligible to receive, during the period of his employment under this Agreement and during any subsequent period for which he shall be entitled to receive payments from the Company under Section 6, all of the foregoing benefits and emoluments for which employees are eligible under every such plan and program to the extent permissible under the general terms and provisions of such plans and programs and in accordance with the provisions thereof. Nothing contained in this Agreement shall prevent the Board from amending or otherwise altering any such plan, program, or arrangement as long as such amendment or alteration equitably affects all the Company's employees of the level of vice president or above.

         6. TERMINATION OF EMPLOYMENT. Employee's employment under this Agreement may be terminated by the Company or Employee as follows:

         (a)  DISABILITY.

                  (i) If Employee fails to perform his duties under this Agreement on account of Disability (as hereinafter defined), the Company may give notice to Employee to terminate this Agreement on a date not less than thirty (30) days thereafter ("Notice Period") and, if Employee has not resumed full performance of his duties under this Agreement within such Notice Period, then Employee's employment under this Agreement will terminate on the date provided in the notice ("Disability Termination Date").

                  (ii) During any period of Disability, the Company shall maintain and pay for health insurance benefits for Employee at least equal to those he had at the commencement of such Disability.

                  (iii) As used in this Agreement, the term "Disability" shall mean the complete inability of Employee to perform his duties under this Agreement by reason of his total and permanent disability, as determined by an independent physician selected with the approval of the Board and Employee. The determination of total and permanent disability will not be made until after all leave of absence time specified in the Federal Family and Medical Leave Act ("FMLA") has been exhausted.

         (b) DEATH. If Employee dies while employed under this Agreement, his employment under this Agreement will terminate as of the date of his death ("Date of Death"). Within thirty (30) days after the Date of Death, the Company shall pay to the Employee's legal representative Employee's Base Salary as then in effect that has accrued to the last day of the month in which the Date of Death occurs.

         (c) TERMINATION BY EMPLOYEE OR COMPANY. In the event that

                  (i) the Company terminates Employee's employment for any reason (other than because of death, Disability, or "just cause" (as hereinafter defined)),

                  (ii) Employee terminates his employment with the Company because of the Company's material breach of this Agreement,

                  (iii) Employee's Base Salary, as in effect on the Effective Date or as the same may be increased from time to time, is reduced, or

                  (iv) The Company's principal executive offices are relocated to a location outside the Base Employment Area or the Company requires Employee to be based anywhere other than the Company's principal executive offices (except for required travel on the Company's business) then:

The Company will pay severance compensation as defined in Paragraph 7.

No termination of employment pursuant to this Section 6(c) shall operate to prohibit Employee from negotiating and entering into a new employment contract with the Company or such entity as survives the Change in Control.

         (d) RETIREMENT. Employee shall be entitled to terminate his employment with the Company on, or at any date after, a date on which he is at least sixty-five (65) years old. Any date on which Employee elects to retire shall be referred to as the "Retirement Termination Date." The Company shall pay to Employee his Base Salary and Bonus Salary as then in effect that has accrued to the last day of the month in which the Retirement Termination Date occurs. All vested stock options will be exercisable for their originally defined time period, typically 10 years from date of issue, after retirement.

         (e) TERMINATION BY THE COMPANY FOR JUST CAUSE.

                  (i) The Company may terminate Employee's employment for "just cause" at any time by giving written notice thereof to Employee. (Except as provided below, the date of such notice is the "Just Cause Termination Date" unless otherwise provided in the notice). Within thirty (30) days after the Just Cause Termination Date, the Company shall pay to Employee his Base Salary as then in effect that has accrued to the Just Cause Termination Date. For the purposes of this subparagraph, "just cause" shall mean termination because of a material breach involving Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or material breach of any provision of this Agreement. Unless otherwise determined by the Board, Employee shall have no right to receive compensation or other benefits under this Agreement after a termination for just cause.

                  (ii) Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for just cause pursuant to this Section 6(e) unless and until he shall have received a copy of a resolution duly adopted by the affirmative vote of a majority of the Board, at a meeting held for that purpose, declaring that in the good faith opinion of the Board one or more of


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

the conditions set forth in clause (i) of this Section 6 (e) has occurred and specifying the particulars thereof.

         (f) RESIGNATION BY EMPLOYEE. Employee can resign at any time, giving customary two (2) weeks notice, terminating his employment under this Agreement ("Effective Resignation Date"). All Base Salary and Bonus Salary earned through the Effective Resignation Date will be paid to Employee. All vested stock options will be exercisable for a period of 90 days following the effective resignation date.

         7. SEVERANCE. If Severance Compensation is triggered under conditions specified in Paragraph 6, the compensation will include the following.

         (a) the Company shall pay Employee within ten (10) days following the date his employment with the company is so terminated ("Employee Termination Date") as severance pay a lump sum payment equal to the sum of (A) the aggregate amount of the future Base Salary payments Employee would have received if he continued in the employ of the Company until twelve (12) months following the Employee Termination Date and (B) Employee's projected bonus for the twelve months in which the Employee Termination Date occurs, which shall be computed assuming that Employee had remained in the Company's employ for the next twelve months and that all performance goals or other performance measures have been met at the then current level for the time period. The payment required by clause (A) shall be calculated at the highest rate of Base Salary paid to Employee at any time under this Agreement with such payments discounted to present value at a discount rate equal to one percent (1%) above the per annum one-year Treasury Bill rate, as published in the Eastern Edition of the Wall Street Journal, on the Employee Termination Date (or the next preceding date on which such rate is published), applied to each such future payment from the time it would have become payable to the date Employee receives payment.

         (b) All vested stock options as specified in Paragraph 4c, including the options that would vest as part of the termination, would be exercisable within 90 days of such termination.

         8. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence, after the Effective Date, of any of the following events, directly or indirectly or in one or more series of transactions:

                  (i) A consolidation or merger of the Company with any third party (which includes a single person or entity or a group of persons or entities acting in concert) not wholly owned directly or indirectly by the Company (a "Third Party"), unless the Company is the entity surviving such merger or consolidation;

                  (ii) A transfer of all or substantially all of the assets of the Company to a Third Party or a complete liquidation or dissolution of the Company;

                  (iii) A Third Party, directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities:

                        (A) acquires beneficial ownership of more than 50% of the classes of stock of the Company entitled to vote generally in the election of directors of the Company ("Voting Stock");

                        (B) acquires irrevocable proxies representing more than 50% of the Voting Stock;

                        (C) acquires any combination of beneficial ownership of Voting Stock and irrevocable proxies representing more than 50% of the Voting Stock;

                        (D) acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of the Company;

                  (iv) A determination is made by the Securities and Exchange Commission ("SEC") or any similar agency having regulatory control over the Company that a change in control, as defined in the securities laws or regulations then applicable to the Company, has occurred.

Notwithstanding any provision contained herein, a Change in Control shall not include any of the above described events if they are the result of a Third Party's inadvertently acquiring beneficial ownership or irrevocable proxies or a combination of both for 50% or more the Voting Stock, and the Third Party as promptly as practicable thereafter divests itself of beneficial ownership or irrevocable proxies for a sufficient number of shares so that the Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for 50% or more of the Voting Stock.

         9.       EXCISE TAX.

         (a) EXCESS PARACHUTE PAYMENT. Notwithstanding anything to the contrary in this Agreement, if tax counsel selected by the Company and acceptable to Employee determines that any portion of any payment by the Company to Employee under this Agreement or otherwise would constitute an "excess parachute payment," then the payments to be made to Employee by the Company shall be reduced such that the value of the aggregate payments that Employee is entitled to receive under this Agreement and any other agreement, plan or program of the Company shall be one dollar ($1.00) less than the maximum amount of payments that Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code; PROVIDED, HOWEVER, that the foregoing limitation shall not apply in the event that such tax counsel determines that the benefits to Employee on an after-tax basis (i.e., after federal, state, and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to Employee if such limitation is applied.

         (b) THE COMPANY NOT RESPONSIBLE FOR EXCISE TAX. If the Internal Revenue Service assesses an excise tax against Employee pursuant to Sections 280G and 4999 of the Code, the Company shall be under no obligation to Employee with respect to the amount of (i) the excise tax or (ii) any additional federal income tax due from and payable by Employee as the result of his receipt of any payment hereunder or otherwise.

         10. COVENANT NOT TO COMPETE. Employee covenants and agrees that, in consideration of the amounts to be paid Employee hereunder and other good and valuable consideration, for a period of six (6) months beyond the Effective Resignation Date, Retirement Termination Date or the Just Cause Termination Date (each a "Termination Date"), Employee shall not be employed as an executive officer of, control, manage, or otherwise participate in the management of the business of a "significant competitor" of the Company. The term "significant competitor" shall mean any company or division of a company that, on the date of its employment of Employee, derives more than 50% of its gross revenues from network security products and/or services, or a company that owns or controls a majority of the voting securities of any such company. The Company and Employee agree that the terms and conditions of this Section 9 shall survive the termination of this Agreement following the Termination Date.

         11. CONFIDENTIAL INFORMATION.

         (a) Employee shall not, directly or indirectly, during the term of his employment hereunder and at any time after a termination of his employment for any reason, to the detriment of the Company, knowingly divulge, disclose, disseminate, publish, reveal or otherwise communicate to any unauthorized person any Confidential Information relating to the Company, the Company's subsidiaries or affiliates, or to any of the businesses operated by any of them.

         (b) Employee confirms that Confidential Information constitutes the exclusive property of the Company and the Company's subsidiaries and affiliates. Upon a termination of his employment hereunder, Employee will promptly return to the Company all Materials (whether prepared by Employee or others) containing, constituting, embodying or illustrating Confidential Information, and all other property of the Company or of the Company's subsidiaries and affiliates then in his possession or custody.

         (c) As used in this Section 10 the following terms shall have the following meanings:

                  (i) the term "Confidential Information" means information disclosed to Employee or known to Employee as a consequence of or through his employment by the Company and not generally known in the Company's industry. Such information includes, but is not limited to, information relating to the Company's products, research, development, accounting, finances, marketing, merchandising and selling, and specifically includes future business plans, client lists, lists of current and prospective employees and consultants, potential acquisition candidates, and training and operating methods and techniques. The term "Confidential Information" does not include information that (A) at the time it was received by Employee was generally available to the public; (B) prior to its use by Employee, becomes generally available to the public through no act or failure of Employee; or (C) is received by Employee from a person who is not a party to this Agreement and who is not under an obligation of confidence with respect to such information.

                  (ii) "Materials" includes, but is not limited to, books,


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

notebooks, documents, records, photographs, films, video tapes, audio tape recordings, computer disks, diskettes or other electronic or optical storage media, software and support materials, and similar or other materials.

         (d) Employee shall not otherwise knowingly act or conduct himself (i) to the material detriment of the Company or the Company's subsidiaries or affiliates, or (ii) in a manner that is inimical or contrary to the interests thereof.

         (e) The Company and Employee agree that the provisions of this Section 10 shall survive the termination of this Agreement for any reason whatsoever.

         12. GENERAL PROVISIONS.

         (a) ENTIRE AGREEMENT. This Amendment, together with the employment agreement existing between the parties immediately prior to the Effective Date (as amended herein), contains the entire understanding between the parties hereto with respect to the employment of Employee.

         (b) CONSOLIDATION, MERGER, OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or corporations; PROVIDED, HOWEVER, that such consolidation, merger or transfer shall not affect Employee's rights under Section 6(c) hereof. Upon such a consolidation, merger, or transfer of assets and assumption, the term "the Company", as used herein, shall mean such other corporation or corporations, and this Agreement shall continue in full force and effect and such other corporation or corporations shall be liable for all payments to Employee under the Agreement.

         (c) NO DUTY TO MITIGATE. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by Employee offset in any manner the obligations of the Company hereunder.

         (d) NONASSIGNABILITY. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof is assignable by Employee, his beneficiaries, or legal representatives without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this Section 12 (d) shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

         (e) NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or the execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         (f) GENERAL CREDITOR. All payments required hereunder shall be made from the Company's general assets and Employee shall have no rights greater than the rights of a general creditor of the Company.

         (g) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid, to the parties to this Agreement at the following addresses:

                  (i)      if to the Company at:
                           V-ONE CORPORATION
                           20250 Century Boulevard
                           Suite 300
                           Germantown, Maryland  20874

                           and

                  (ii) if to Employee at the address set forth at the end of this Agreement or to such other address as either party to this Agreement shall have last designated by notice to the other party. All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.

         (h) BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person, other than the parties to this Agreement or their respective successors or permitted assigns, any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

         (i) DISPUTE RESOLUTION. Subject to (iv) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A request for arbitration shall be filed in the AAA office closest to the Company and the arbitration shall be conducted in Montgomery County, Maryland.

                  (ii) The parties irrevocably consent to the jurisdiction of the Federal and state courts located in the State of Maryland for any purpose relating to this agreement.

                  (iii) The arbitrator(s) may, in the course of the proceedings, order any provisional remedy or conservatory measure (including, without limitation, attachment, preliminary injunction, or the deposit of specified security) that the arbitrator(s) consider to be necessary, just, and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure such noncompliance, be treated by the arbitrator(s) as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrator(s) may impose such lesser sanctions as may be deemed appropriate. A request for interim or provisional relief by a party to a court shall not be deemed incompatible with the agreement to arbitrate or a waiver of that agreement.

                  (iv) The parties acknowledge that any remedy at law for breach of this Agreement may be inadequate, and that, in the event of a breach of Sections 9 and 10 by Employee, any remedy at law would be inadequate in that any such breach would cause irreparable competitive harm to the Company. Consequently, in addition to any other relief that may be available, either party may seek temporary and permanent injunctive relief, including, without limitation, specific performance, without the necessity of the prevailing party proving actual damages and without regard to the adequacy of any remedy at law.

                  (v) In the event Employee is the prevailing party in any arbitration or court proceeding, then Employee shall be entitled to reimbursement by the Company for all reasonable legal and other professional fees and expenses incurred by Employee in such proceeding or in enforcing any award, including reasonable attorneys' fees.

         (j) WAIVER. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise that right or privilege at any subsequent time or times hereunder.

         (k) AMENDMENT. This Agreement may be terminated, amended, modified, or supplemented only by a written instrument executed by Employee and the Company.

         (l) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Maryland, regardless of the law that might be applied under principles of conflict of laws; PROVIDED, HOWEVER, that any arbitration under Section 11(i) hereof shall be conducted in accordance with the United States Arbitration Act as then in force.

         (m) SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         (n) WITHHOLDING OF TAXES. The Company may withhold from amounts required to be paid to Employee hereunder any applicable federal, state, local, and other taxes with respect thereto; PROVIDED, HOWEVER, that the Company shall promptly pay over the amounts so withheld to the appropriate taxing bodies and provide to executive appropriate statements on forms proscribed for such purposes on the amounts so withheld.

         (o) SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provisions not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

         (p) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Employee has signed this Agreement, all as of the Effective Date.

ATTEST:                                     V-ONE CORPORATION



/s/ David Dawson                            By: /s/ David Dawson
-----------------------------                  ---------------------------------
(Corporate Seal)


WITNESS:                                    Employee:  Charles B. Griffis



/s/ Lisa Albrecht                               /s/ Charles B. Griffis
-----------------------------                  ---------------------------------






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